Exhibit 99.1

FERRELLGAS PARTNERS, L.P. REPORTS

THIRD QUARTER FISCAL YEAR 2025 RESULTS

Liberty, MO., June 6, 2025 (GLOBE NEWSWIRE) – Ferrellgas Partners, L.P. (OTC: FGPR) (“Ferrellgas” or the “Company”) today reported financial results for its 2025 third fiscal quarter ended April 30, 2025.

Tamria Zertuche, President and Chief Executive Officer, commented, “We are very pleased to have delivered strong third quarter sales growth of 9%, which translated into solid gross profit, and net earnings growth of 12%. This growth was driven by our strong field performance in inclement weather and residential market growth.”

Ms. Zertuche continued, “The Company has been named once again by Newsweek as one of the Most Trustworthy Companies in America. The dedication and commitment our employee-owners make to our customers is a key driver in our growth. We are grateful for the outstanding efforts of our employees who continue to deliver operational excellence through efficiencies, and solid results. Our drivers braced against the elements to safely meet the needs of our customers. Safe driving by our experienced and highly tenured employees, aided by proven planning practices helped achieve opportunities for growth in Retail and solid Blue Rhino performance. I could not be prouder of the way our teams performed. We are well positioned to capitalize on the upcoming peak grilling season, and our prudent expansion efforts are paying off with the addition of several new national accounts with multi-year contracts.”

Financial Highlights:

Revenue growth, of 9% versus the prior year, was driven by positive demand in all customer segments in the third fiscal quarter. Retail and wholesale sales increased 9% and 8%, respectively, as noted below.

Gross profit increased $16.9 million, or 6%, in the third fiscal quarter compared to the prior year. The increase was driven by an increase of $45.1 million, or 9%, in revenues, which was partially offset by an increase of $28.1 million, or 12%, in cost of product. Higher costs were driven by propane pricing increases.

The Company recognized net earnings attributable to Ferrellgas Partners, L.P. of $59.1 million and $52.8 million in the third fiscal quarter of fiscal 2025 and 2024, respectively. The $6.3 million increase was primarily due to the $16.9 million increase in gross profit, described above, which was partially offset by an $8.8 million increase in operating expenses and $3.5 million increase in interest expense.

The $8.8 million increase in operating expense was due to increases of $7.8 million in plant and other, $0.7 million in personnel, and $0.3 million in vehicle expense. The increase in plant and other was primarily due to increases of $3.5 million in legal costs, $1.6 million in software expense, $1.0 million for capitalized tank installations and plant supplies, and $0.8 million for property maintenance.

The $3.5 million increase in interest expense was primarily driven by increases of $1.9 million for amortization of debt issuance costs, related to amendments to the Company’s revolving credit facility, $0.7 million for letters of credit fees, and $0.7 million for interest charges for a lease related to a growth initiative.

For the third fiscal quarter, Adjusted EBITDA, a non-GAAP financial measure, increased by $10.8 million, or 10%, to $114.8 million, compared to $104.0 million in the prior year quarter. The $16.9 million increase in gross profit and a $1.1 million decrease in general and administrative expense, after adjusting for a $0.6 million increase in EBITDA adjustments, drove the increase in Adjusted EBITDA for the third fiscal quarter as compared to the prior year period. This increase was partially offset by the $8.8 million increase in operating expenses noted above.

Operational Highlights:

The third fiscal quarter 2025 was warmer than normal by 4% but 12% cooler than the third fiscal quarter 2024, which aligns with a 12% increase in gallons sold to residential customers. Propane sales volumes during the third fiscal quarter increased 13.4 million gallons, or 6%, compared to the prior year period. Additionally, increases of 6.0% and 2.6% in wholesale propane prices at our two major supply points contributed to the increase in revenues.

Retail sales increased $32.7 million, or 9%, compared to the prior year quarter and partially aligns with the increase in retail gallons sold of 8.8 million gallons, or 5%. Residential sales volume growth of 12% over the prior year quarter drove the majority of the increase, with other retail volume for industrial commercial, national, and agricultural customers growing at 2%.

Wholesale sales increased $9.9 million, or 8%, compared to the prior year period with a corresponding increase of 4.6 million gallons, or 10%, compared to the prior year period. The favorable increase was driven by a $4.7 million increase in wholesale gallons sold and a $3.1 million increase in tank exchange sales due to organic growth and preparation for peak season.

Blue Rhino, the Company’s tank exchange business, focused this quarter on preparing for its peak summer selling season, which aligns with the next fiscal quarter. Impactful capital projects began at several Blue Rhino production plants to improve efficiency and expand capabilities as we modernize operations and make investments to serve customer demands. During periods of economic uncertainty, we have historically observed a shift in consumer behavior toward more cost-effective, home-based leisure activities like grilling. The Company is well-positioned to meet increases in demand through our robust supply network and customer-focused service model.

The Company gained six new national account customers through a three-year deal, which is expected to add a cumulative 1.6 million gallons of new business. In another win, the national sales team signed four additional multi-year contracts, adding a cumulative 0.8 million gallons.

The Company’s new telematic technology has been in place for a full year and has proven to enhance our customer delivery. Metrics related to unproductive deliveries, fill rates, zero gallon and cylinder deliveries have all shown improvement during the third fiscal quarter as compared to the prior year period. Leveraging the technology, the Company’s North Central region experienced a generational ice storm in March, employees worked tirelessly, without a single safety incident, to ensure customers had a critical supply of propane.

The Company continues to closely monitor global trade developments, including the imposition of tariffs on steel tanks and cylinders, and changes in trade policies that may affect our supply chain, cost structure, and overall business operations. The Company is exploring numerous potential actions to mitigate the effects of these developments as we strengthen and diversify our supplier relationships in addition to leveraging the company’s buying power as a national logistics company. We remain committed to proactively adapt to evolving trade conditions with a focus on minimizing disruption and improving financial performance.

Debt Refinancing

As previously disclosed, the Company is working with Moelis & Company, LLC, a global investment bank, on refinancing efforts with respect to the $308.8 million revolving credit facility maturing on December 31, 2025, and the $650.0 million senior unsecured notes due April 1, 2026. The Company anticipates completing a refinancing in a timely manner.

On Friday, June 6, 2025, the Company will conduct a teleconference on the Internet at https://edge.media-server.com/mmc/p/jvdtqz33 to discuss the results of operations for the third fiscal quarter ended April 30, 2025. The webcast of the teleconference will begin at 8:00 a.m. Central Time (9:00 a.m. Eastern Time). Questions may be submitted via the investor relations e-mail box at InvestorRelations@ferrellgas.com.

About Ferrellgas

Ferrellgas Partners, L.P., through its operating partnership, Ferrellgas, L.P., and subsidiaries, serves propane customers in all 50 states, the District of Columbia, and Puerto Rico. Its Blue Rhino propane exchange brand is sold at over 66,000 locations nationwide. Ferrellgas employees indirectly own 1.1 million Class A Units of the partnership, through an employee stock ownership plan. Ferrellgas Partners, L.P. filed an Annual Report on Form 10-K for the fiscal year ended July 31, 2024, with the Securities and Exchange Commission on September 27, 2024. Investors can request a hard copy of this filing free of charge and obtain more information about the partnership online at www.ferrellgas.com. For more information, follow Ferrellgas on Facebook, X, LinkedIn, and Instagram.

Cautionary Note Regarding Forward-Looking Statements

Statements included in this release concerning current estimates, expectations, projections about future results, performance, prospects, opportunities, plans, actions and events and other statements, concerns, or matters that are not historical facts are forward-looking statements as defined under federal securities laws. These statements often use words such as “anticipate,” “believe,” “intend,” “plan,” “projection,” “forecast,” “strategy,” “position,” “continue,” “estimate,” “expect,” “may,” “will,” or the negative of those terms or other variations of them or comparable terminology. A variety of known and unknown risks, uncertainties and other factors could cause results, performance, and expectations to differ materially from anticipated results, performance, and expectations, including the effect of weather conditions on the demand for propane; the prices of wholesale propane, motor fuel and crude oil; disruptions to the supply of propane; competition from other industry participants and other energy sources; energy efficiency and technology advances; significant delays in the collection of accounts or notes receivable; customer, counterparty, supplier or vendor defaults; changes in demand for, and production of, hydrocarbon products; inherent operating and litigation risks in gathering, transporting, handling and storing propane; costs of complying with, or liabilities imposed under, environmental, health and safety laws; the impact of pending and future legal proceedings; the interruption, disruption, failure or malfunction of our information technology systems including due to cyber-attack; economic and political instability, particularly in areas of the world tied to the energy industry, including the ongoing conflicts between Russia and Ukraine and in the Middle East; disruptions in the capital and credit markets; and access to available capital to meet our operating and debt-service requirements; and the anticipated completion of a refinancing. These risks, uncertainties, and other factors also include those discussed in the Annual Report on Form 10-K of Ferrellgas Partners, L.P., Ferrellgas, L.P., Ferrellgas Partners Finance Corp., and Ferrellgas Finance Corp. for the fiscal year ended July 31, 2024, in the Quarterly Report on Form 10-Q of Ferrellgas Partners, L.P., Ferrellgas, L.P., Ferrellgas Partners Finance Corp., and Ferrellgas Finance Corp. for the quarters ended January 31, 2025 and April 30, 2025, and in other documents filed from time to time by these entities with the Securities and Exchange Commission. Given these risks and uncertainties, you are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this release are made only as of the date hereof. Ferrellgas disclaims any intention or obligation to update publicly or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent required by law.

Contacts

Investor Relations – InvestorRelations@ferrellgas.com

FERRELLGAS PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per unit data)

(unaudited)

	Three months ended		Nine months ended		Twelve months ended
	April 30,		April 30,		April 30,
	2025	2024	2025	2024	2025	2024
Revenues:
Propane and other gas liquids sales	$533,546	$490,057	$1,507,371	$1,413,200	$1,825,610	$1,733,315
Other	27,301	25,717	87,337	83,464	109,550	105,235
Total revenues	560,847	515,774	1,594,708	1,496,664	1,935,160	1,838,550

Cost of sales:
Propane and other gas liquids sales	267,891	240,281	750,953	690,299	902,144	841,257
Other	3,727	3,195	11,838	11,366	12,953	14,587

Gross profit	289,229	272,298	831,917	794,999	1,020,063	982,706

Operating expense - personnel, vehicle, plant & other	159,392	150,629	478,306	454,913	624,995	597,861
Operating expense - equipment lease expense	3,833	5,275	14,333	15,994	19,924	21,775
Depreciation and amortization expense	24,336	25,340	73,006	74,179	97,298	98,096
General and administrative expense	12,721	13,305	167,361	43,321	174,379	59,898
Non-cash employee stock ownership plan compensation charge	802	880	2,358	2,500	3,092	3,223
Loss on asset sales and disposals	855	130	4,546	1,847	5,518	4,610

Operating income	87,290	76,739	92,007	202,245	94,857	197,243

Interest expense	(28,142)	(24,685)	(82,116)	(73,205)	(107,134)	(98,434)
Other income, net	779	1,324	1,957	3,509	2,939	4,269

Earnings (loss) before income tax expense	59,927	53,378	11,848	132,549	(9,338)	103,078

Income tax expense	378	240	943	711	918	804

Net earnings (loss)	59,549	53,138	10,905	131,838	(10,256)	102,274

Net earnings (loss) attributable to noncontrolling interest (1)	444	372	(375)	839	(753)	376

Net earnings (loss) attributable to Ferrellgas Partners, L.P.	$59,105	$52,766	$11,280	$130,999	$(9,503)	$101,898

Class A unitholders' interest in net earnings (loss)	$6,127	$(63,802)	$(36,919)	$(18,853)	$(73,726)	$(25,290)

Net earnings (loss) per unitholders' interest
Basic and diluted net earnings (loss) per Class A Unit	$1.26	$(13.13)	$(7.60)	$(3.88)	$(15.18)	$(5.21)
Weighted average Class A Units outstanding - basic and diluted	4,858	4,858	4,858	4,858	4,858	4,858

(1)	Amounts allocated to the general partner for its 1.0101% interest (excluding the economic interest attributable to the preferred unitholders) in the operating partnership, Ferrellgas, L.P.

Supplemental Data and Reconciliation of Non-GAAP Items:

	Three months ended		Nine months ended		Twelve months ended
	April 30,		April 30,		April 30,
	2025	2024	2025	2024	2025	2024
Net earnings (loss) attributable to Ferrellgas Partners, L.P.	$59,105	$52,766	$11,280	$130,999	$(9,503)	$101,898
Income tax expense	378	240	943	711	918	804
Interest expense	28,142	24,685	82,116	73,205	107,134	98,434
Depreciation and amortization expense	24,336	25,340	73,006	74,179	97,298	98,096
EBITDA	111,961	103,031	167,345	279,094	195,847	299,232
Non-cash employee stock ownership plan compensation charge	802	880	2,358	2,500	3,092	3,223
Loss on asset sales and disposal	855	130	4,546	1,847	5,518	4,610
Other income, net	(779)	(1,324)	(1,957)	(3,509)	(2,939)	(4,269)
Legal fees and settlements related to non-core businesses	1,479	323	130,633	1,480	132,143	5,957
Legal fees and settlements related to core businesses	—	—	4,540	—	4,540	—
Acquisition and related costs (1)	—	—	(798)	—	1,371	—
Business transformation costs (2)	17	591	1,338	1,556	2,392	3,644
Net earnings (loss) attributable to noncontrolling interest (3)	444	372	(375)	839	(753)	376
Adjusted EBITDA (4)	114,779	104,003	307,630	283,807	341,211	312,773
Net cash interest expense (5)	(23,384)	(21,240)	(69,288)	(63,411)	(90,922)	(85,809)
Maintenance capital expenditures (6)	(6,365)	(5,383)	(25,506)	(13,952)	(33,243)	(18,706)
Cash paid for income taxes	(298)	(136)	(708)	(495)	(912)	(874)
Proceeds from certain asset sales	904	589	2,115	1,969	2,456	2,042
Distributable cash flow attributable to equity investors (7)	85,636	77,833	214,243	207,918	218,590	209,426
Less: Distributions accrued or paid to preferred unitholders	15,623	16,045	48,086	48,546	64,318	64,797
Distributable cash flow attributable to general partner and non-controlling interest	(1,713)	(1,557)	(4,285)	(4,159)	(4,371)	(4,190)
Distributable cash flow attributable to Class A and B Unitholders (8)	68,300	60,231	161,872	155,213	149,901	140,439
Less: Distributions paid to Class A and B Unitholders (9)	—	99,996	—	99,996	—	99,996
Distributable cash flow excess (shortage) (10)	$68,300	$(39,765)	$161,872	$55,217	$149,901	$40,443

Propane gallons sales
Retail - Sales to End Users	171,084	162,282	483,790	479,776	567,899	566,924
Wholesale - Sales to Resellers	51,723	47,102	172,453	152,845	219,478	202,906
Total propane gallons sales	222,807	209,384	656,243	632,621	787,377	769,830

(1)	Non-recurring due diligence related to potential acquisition activities, restructuring costs, and other adjustments.
(2)	Non-recurring costs included in “Operating, general and administrative expense” related to the implementation of business transformation initiatives.
(3)	Amounts allocated to the general partner for its 1.0101% interest (excluding the economic interest attributable to the preferred unitholders) in the operating partnership, Ferrellgas, L.P.
(4)	Adjusted EBITDA is calculated as net earnings (loss) attributable to Ferrellgas Partners, L.P., plus the sum of the following: income tax expense, interest expense, depreciation and amortization expense, non-cash employee stock ownership plan compensation charge, loss on asset sales and disposals, other income, net, legal fees and settlements related to non-core businesses, legal fees and settlements related to core businesses, acquisition and related costs, business transformation costs, and net earnings (loss) attributable to noncontrolling interest. Management believes the presentation of this measure is relevant and useful because it allows investors to view the partnership's performance in a manner similar to the method management uses, adjusted for items management believes make it easier to compare its results with other companies that have different financing and capital structures. Adjusted EBITDA, as management defines it, may not be comparable to similarly titled measurements used by other companies. Items added into our calculation of Adjusted EBITDA that will not occur on a continuing basis may have associated cash payments. Adjusted EBITDA should be viewed in conjunction with measurements that are computed in accordance with GAAP.
(5)	Net cash interest expense is the sum of interest expense less non-cash interest expense and other income, net.
(6)	Maintenance capital expenditures include capitalized expenditures for betterment and replacement of property, plant and equipment, and may from time to time include the purchase of assets that are typically leased.
(7)	Distributable cash flow attributable to equity investors is calculated as Adjusted EBITDA minus net cash interest expense, maintenance capital expenditures and cash paid for income taxes plus proceeds from certain asset sales. Management considers distributable cash flow attributable to equity investors a meaningful measure of the partnership’s ability to declare and pay quarterly distributions to equity investors, including holders of the operating partnership’s Preferred Units. Distributable cash flow attributable to equity investors, as management defines it, may not be comparable to similarly titled measurements used by other companies. Items added into our calculation of distributable cash flow attributable to equity investors that will not occur on a continuing basis may have associated cash payments. Distributable cash flow attributable to equity investors should be viewed in conjunction with measurements that are computed in accordance with GAAP.
(8)	Distributable cash flow attributable to Class A and B Unitholders is calculated as Distributable cash flow attributable to equity investors minus distributions accrued or paid on the Preferred Units and distributable cash flow attributable to general partner and noncontrolling interest. Management considers distributable cash flow attributable to Class A and B Unitholders a meaningful measure of the partnership’s ability to declare and pay quarterly distributions to Class A and B Unitholders. Distributable cash flow attributable to Class A and B Unitholders, as management defines it, may not be comparable to similarly titled measurements used by other companies. Items added to our calculation of distributable cash flow attributable to Class A and B Unitholders that will not occur on a continuing basis may have associated cash payments. Distributable cash flow attributable to Class A and B Unitholders should be viewed in conjunction with measurements that are computed in accordance with GAAP.
(9)	The Company did not pay any distributions to Class A Unitholders during any of the periods in fiscal 2025 or fiscal 2024.
(10)	Distributable cash flow excess (shortage) is calculated as Distributable cash flow attributable to Class A and B Unitholders minus Distributions paid to Class A and B Unitholders. Distributable cash flow excess, if any, is retained to establish reserves, to reduce debt, to fund capital expenditures and for other partnership purposes, and any shortage is funded from previously established reserves, cash on hand or borrowings under our Credit Facility. Management considers Distributable cash flow excess (shortage) a meaningful measure of the partnership’s ability to effectuate those purposes. Distributable cash flow excess (shortage), as management defines it, may not be comparable to similarly titled measurements used by other companies. Items added into our calculation of distributable cash flow excess (shortage) that will not occur on a continuing basis may have associated cash payments. Distributable cash flow excess (shortage) should be viewed in conjunction with measurements that are computed in accordance with GAAP.

FERRELLGAS PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except unit data)

(unaudited)

ASSETS	April 30, 2025	July 31, 2024

Current assets:
Cash and cash equivalents (including $10,678 of restricted cash at July 31, 2024)	$109,325	$124,160
Accounts and notes receivable, net	183,115	120,627
Inventories	86,109	96,032
Prepaid expenses and other current assets	29,795	34,383
Total current assets	408,344	375,202

Property, plant and equipment, net	609,827	604,954
Goodwill, net	257,155	257,006
Intangible assets (net of accumulated amortization of $364,949 and $358,895 at April 30, 2025 and July 31, 2024, respectively)	108,318	112,155
Operating lease right-of-use assets	40,963	47,620
Other assets, net	71,112	61,813
Total assets	$1,495,719	$1,458,750

LIABILITIES, MEZZANINE AND EQUITY (DEFICIT)

Current liabilities:
Accounts payable	$49,087	$33,829
Current portion of long-term debt	652,382	2,510
Current operating lease liabilities	17,141	22,448
Other current liabilities	229,211	184,021
Total current liabilities	947,821	242,808

Long-term debt	814,050	1,461,008
Operating lease liabilities	24,840	26,006
Other liabilities	42,766	27,267

Contingencies and commitments

Mezzanine equity:
Senior preferred units, net of issue discount and offering costs (700,000 units outstanding at April 30, 2025 and July 31, 2024)	651,349	651,349

Equity (Deficit):
Limited partner unitholders
Class A (4,857,605 Units outstanding at April 30, 2025 and July 31, 2024)	(1,291,074)	(1,256,946)
Class B (1,300,000 Units outstanding at April 30, 2025 and July 31, 2024)	383,012	383,012
General partner Unitholder (49,496 Units outstanding at April 30, 2025 and July 31, 2024)	(70,425)	(70,080)
Accumulated other comprehensive income	1,435	2,025
Total Ferrellgas Partners, L.P. deficit	(977,052)	(941,989)
Noncontrolling interest	(8,055)	(7,699)
Total deficit	(985,107)	(949,688)
Total liabilities, mezzanine and deficit	$1,495,719	$1,458,750